Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333 167570 and No. 333-144122) of the InterGroup Corporation of our report dated September 28, 2026, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of the InterGroup Corporation for the year ended June 30, 2026.

/s/ Whitley Penn LLP

Dallas, Texas

September 28, 2026